TOUCHSTONE VARIABLE SERIES TRUST
                        --------------------------------

                  AMENDMENTS TO AMENDED AND RESTATED AGREEMENT
                            AND DECLARATION OF TRUST

The undersigned hereby certifies that she is the duly elected Assistant Secretary of Touchtone Variable Series Trust (the "Trust") and that pursuant to
Section 8.3 of the Trust's Amended and Restated Agreement and Declaration of Trust, the Trustees, at a special meeting held January 30, 2003, at which a quorum was present, adopted the following resolutions:

      ISSUANCE OF SERVICE AND CLASS I SHARES OF THE MONEY MARKET FUND

      "WHEREAS, the issuance of Service shares and Class I shares by the Touchstone Money Market Fund series of Touchstone Variable Series Trust (the `Trust') is in the best interests of the Touchstone Money Market Fund and its shareholders;

      THEREFORE, BE IT RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Service shares and Class I shares of the Touchstone Money Market Fund from time to time at their respective prices per share of not less than the respective net asset values thereof; and

      FURTHER RESOLVED, that such issuance and sale be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Prospectus and Statement of Additional Information as they may be amended and/or supplemented from time to time; and

      FURTHER RESOLVED, that when any of the Service or Class I shares of the Touchstone Money Market Fund shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and nonassessable by the Trust."

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The undersigned hereby certifies that she is the duly elected Assistant
Secretary of Touchtone Variable Series Trust (the "Trust") and that pursuant to
Section 8.3 of the Trust's Amended and Restated Agreement and Declaration of Trust, the Trustees, at a meeting held May 18, 2006, at which a quorum was present, adopted the following resolutions:

                ISSUANCE OF SERVICE CLASS SHARES OF THE ETF FUNDS

      "WHEREAS, the issuance of Service Class shares by the Conservative ETF Fund, Aggressive ETF Fund, Moderate ETF Fund and Enhanced ETF Fund (the "Funds") of Touchstone Variable Series Trust (the "Trust") is in the best interests of the Funds and their shareholders; and

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      THEREFORE, BE IT RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Service Class shares of the Funds from time to time at their respective prices per share of not less than the respective net asset values thereof; and

      FURTHER RESOLVED, that such issuance and sale be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Prospectuses and Statements of Additional Information of the Funds as they may be amended and/or supplemented from time to time; and

      FURTHER RESOLVED, that when any of the Service Class shares of the Funds shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and nonassessable by the Trust."

The undersigned certifies that the Amendment to issue Service shares and Class I shares for the Money Market Fund became effective July 15, 2003 and the Amendment to issue Service Class shares for the ETF Funds became effective July 31, 2006. The undersigned further certifies that she is causing this Certificate to be signed and filed as provided by Section 8.3 of the Amended and Restated Agreement and Declaration of Trust.

      WITNESS my hand this 15th day of August, 2006.


                                               /s/ Betsy Santen
                                               ---------------------------------
                                               Betsy Santen, Assistant Secretary